EXHIBIT 5.1
June 11, 2018
Halliburton Company
3000 N. Sam Houston Parkway E.
Houston, Texas 77032

Ladies and Gentlemen:

I am acting as counsel to Halliburton Company, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company under the Securities Act of 1933, as amended, relating to the offering and issuance of $57,500,000 million of Deferred Compensation Obligations (the "Obligations") pursuant to the 2008 Halliburton Company Elective Deferral Plan, as amended and restated and the Halliburton Company Directors' Deferred Compensation Plan, as amended and restated effective May 16, 2012 (respectively, the "Plans").

As such counsel, I have participated in the preparation of the Registration Statement and am familiar with the Plans. I have also examined and reviewed such other corporate proceedings, certificates, instruments, and documents as I considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, I am of the opinion that (a) each of the Plans, as amended and restated, has been duly and validly approved by the Company; (b) the Obligations have been duly and validly authorized by the Company; and (c), when issued in accordance with the provisions of each of the Plan, the Obligations will be binding obligations of the Company and certain of its subsidiaries, enforceable in accordance with their terms and the terms of each of the Plan, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally, and by general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law.

The foregoing opinion is limited to the federal securities laws of the United States, the General Corporation Law of the State of Delaware, and the laws of the State of Texas.

This opinion is rendered as of the effective date of the Registration Statement.  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President and Assistant Secretary